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                                                                    EXHIBIT 11.1

            [NELSON MULLINS RILEY & SCARBOROUGH, L.L.P. LETTERHEAD]

                               December 30, 1997

Integrated Business Systems and Services, Inc.
115 Atrium Way, Suite 128
Columbia, SC 29223

Gentlemen:

We have examined the Registration Statement on Form SB-1 to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 of the possible issuance of up to 500,000 shares (the "Shares") of common stock, no par value per share (the "Common Stock") upon the exercise of outstanding warrants. We have also examined the proceedings taken by you in connection with the contemplated offering of the Shares.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Registration Statement, will be validly issued, fully paid and nonassessable.

This opinion is being furnished to you solely in connection with the issuance of the Shares. The opinion expressed herein is rendered and speaks only as of the date hereof, and we specifically disclaim any undertaking to update such opinion or to advise you of subsequent developments effecting the same that hereafter may come to our attention.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.



                                      NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.